Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP.

ANNOUNCES SALES FOR OCTOBER

NAPERVILLE, IL (November 4, 2004) – Factory Card & Party Outlet Corp. (NASDAQ: FCPO) announced today net sales for the four-week period ended October 30, 2004 increased 8.0 percent, compared with the four-week period ended November 1, 2003. Comparable store sales for the same period increased 4.3 percent.

“We are pleased the October comparable store sales improvement was one of the best over the past 12 months. Our customers responded favorably to our expanded Halloween offering resulting in a double-digit sales growth rate in this increasingly important category,” said Gary W. Rada, President & Chief Executive Officer.

	Fiscal Period Ended		Percent Change
(dollars in millions)	October 30, 2004	November 1, 2003	Total Sales	Comparable Sales
For the four weeks ended	$20.3	$18.8	8.0%	4.3%
For the 39 weeks ended	$172.8	$165.7	4.3%	0.9%

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 182 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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